Exhibit 99.2

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including additional amendments thereto) with respect to the Common Stock, $0.0001 par value per share, of Sensei Biotherapeutics, Inc., a Delaware corporation. This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Dated: July 19, 2022

Presight Sensei Co-Invest Fund, L.P.

By:	Presight Sensei Co-Invest Management, L.L.C., its general partner

By:	/s/ Fabian Leonardo Hansen
	Name:	Fabian Leonardo Hansen
	Title:	Managing Member

Presight Sensei Co-Invest Management, L.L.C.

By:	/s/ Fabian Leonardo Hansen
	Name:	Fabian Leonardo Hansen
	Title:	Managing Member

Apeiron Investment Group, Ltd.

By:	/s/ Julien Hoefer
	Name:	Julien Hoefer
	Title:	Director

/s/ Christian Angermayer
Christian Angermayer